Exhibit 99.1

SELECTICA REPORTS 33% REVENUE INCREASE

FOR THE SECOND QUARTER OF FISCAL 2008

SAN JOSE, Calif. – November 7, 2007 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract lifecycle management and sales configuration solutions, today announced financial results for the second fiscal quarter ended September 30, 2007.

Revenue for the second quarter of fiscal 2008 was $4.0 million, in line with guidance and an increase of 33% from revenue of $3.0 million for the same period in the previous year. The increase in revenue is primarily due to higher sales of both sales configuration and contract management solutions.

Net loss for the second quarter of fiscal 2008 was $17.8 million, or $0.63 per diluted share, which compares to a net loss of $5.4 million, or $0.18 per diluted share, for the same period in the previous year. During the second quarter of fiscal 2008, the Company recorded $18.0 million in restructuring charges and legal costs associated with the settlement of patent litigation and the investigation into historical stock option granting practices. Excluding these expenses, non-GAAP net income for the second quarter of fiscal 2008 was $0.2 million, or $0.01 per diluted share.

“We had a highly productive quarter as we generated revenues at the high end of our targeted range, continued to drive costs out of the business, completed upgrades to our core solutions, and resolved long-standing issues that had been impediments to the growth of the Company,” said Robert Jurkowski, Chairman and Chief Executive Officer of Selectica. “Following the change in management, we completed a strategic review of our operations and determined that both our sales configuration and contract management business units have attractive growth opportunities. Our contract management solutions business is continuing to trend positively and is steadily adding new customers for both subscriptions and traditional licenses. Our sales configuration solutions business also experienced an uptick in activity as we closed a significant license deal in the quarter. We are also continuing to upgrade our installed base with new configurator and pricer solutions and believe we now have a robust application that can be effectively sold through strategic partnerships and Systems Integrators. We believe that the revitalization of our sales configuration business will be an important contributor to the future growth and profitability of the Company.”

Selectica, Inc.

Recent Business Highlights

•	Partnered with major Systems Integrator to sign sales configuration license deal with US telecom company

•	Added new contract management solutions customers in the beverage and health care industries

•	Released Sales Configurator 9.0 software

•	Settled patent litigation and developed strategic marketing relationship with Versata Software

•	Completed financial restatement and achieved compliance with all continued listing requirements on Nasdaq

Q2 Fiscal 2008 Financial Highlights

•	Sales configuration represented 78% and contract management solutions represented 22% of total revenues in the quarter

•	Licenses represented 29% and maintenance and services represented 71% of total revenues in the quarter

•	Gross margins were 76.7% in the quarter compared with 8.6% in the second quarter of fiscal 2007

•	Excluding restructuring and extraordinary legal costs, total non-GAAP operating expenses were $3.6 million in the second quarter of fiscal 2008, a decline of 45% from the second quarter of fiscal 2007

•	At September 30, 2007, Selectica had $51.8 million in cash, cash equivalents and investments and no long-term debt

Outlook

For the third quarter of fiscal 2008, Selectica expects revenue to range from $4.0 million to $4.2 million, GAAP net loss to range from $0.00 to $0.01 per diluted share, and non-GAAP net income to range from $0.00 to $0.01 per diluted share, which excludes restructuring charges.

“We expect continued sequential revenue growth in the third quarter,” said Mr. Jurkowski. “We have already signed a sizeable contract management license with a leading biotech company and we have a strong pipeline of other deals that we expect to close in the quarter. Given the lower cost structure we have put in place and our continued revenue growth, we expect to be profitable on a GAAP basis in the fourth quarter of fiscal 2008.”

Selectica also announced that it has postponed its annual meeting of stockholders originally scheduled for November 15, 2007 to December 19, 2007 in order to ensure that all stockholders receive a proxy statement and other proxy materials in advance of the meeting. The rescheduled meeting will be held at 9:00 a.m. Pacific time at Selectica’s corporate headquarters in San Jose, CA.

Selectica, Inc.

Conference Call and Webcast

Selectica will hold a conference call to discuss second quarter financial information today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. The conference call will be webcast live via the Internet, and can be accessed on the investor relations section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.

About Selectica, Inc.

Selectica, Inc. (NasdaqGM:SLTC – News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of Selectica products including the contract management and sales configuration products, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and any related restatement of the Company’s financial statements and (iv) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Financial Relations Board:

Tony Rossi

Investor Relations

213-486-6545

trossi@frbir.com

Selectica, Inc.

SELECTICA, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues:
License	$1,091	$293	$2,749	$761
Services	2,891	2,703	5,574	7,451

Total revenues	3,982	2,996	8,323	8,212

Cost of revenues:
License	52	865	112	980
Services	885	1,874	1,903	4,443

Total cost of revenues	937	2,739	2,015	5,423

Gross profit	3,045	257	6,308	2,789

Operating expenses:
Research and development	1,140	2,149	2,317	4,251
Sales and marketing	1,136	1,779	3,061	3,622
General and administrative	1,345	2,599	2,722	4,455
Litigation settlement	16,118	—	16,118	—
Restructuring	572	—	662	—
Professional fees related to stock option investigation	1,313	—	3,164	—

Total operating expenses	21,624	6,527	28,044	12,328

Operating loss	(18,579)	(6,270)	(21,736)	(9,539)
Interest and other income, net	800	882	1,867	1,600

Loss before provision for income taxes	(17,779)	(5,388)	(19,869)	(7,939)
Provision for income taxes	38	35	244	64

Net loss	$(17,816)	$(5,423)	$(20,112)	$(8,003)

Basic and diluted net loss per share	$(0.63)	$(0.18)	$(0.71)	$(0.26)

Weighted average shares outstanding for basic and diluted net loss per share	28,407	30,552	28,407	30,997

Selectica, Inc.

SELECTICA, INC.

Non-GAAP Condensed Consolidated Statements of Operations

Excluding restructuring costs, option investigation fees and litigation reserves and payments

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
		GAAP		GAAP
Revenues:
License	$1,091	$293	$2,749	$761
Services	2,891	2,703	5,574	7,451

Total revenues	3,982	2,996	8,323	8,212

Cost of revenues:
License	52	865	112	980
Services	885	1,874	1,903	4,443

Total cost of revenues	937	2,739	2,015	5,423

Gross profit	3,045	257	6,308	2,789

Operating expenses:
Research and development	1,140	2,149	2,317	4,251
Sales and marketing	1,136	1,779	3,061	3,622
General and administrative	1,345	2,599	2,722	4,455

Total operating expenses	3,621	6,527	8,100	12,328

Operating loss	(576)	(6,270)	(1,792)	(9,539)
Interest and other income, net	800	882	1,867	1,600

Income (loss) before provision for income taxes	224	(5,388)	75	(7,939)
Provision for income taxes	38	35	244	64

Non-GAAP net income (loss)	$187	$(5,423)	$(168)	$(8,003)

Basic and diluted net income (loss) per share	$0.01	$(0.18)	$(0.01)	$(0.26)

Weighted average shares outstanding for basic and diluted net income (loss) per share	28,407	30,552	28,407	30,997

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Selectica uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Selectica’s underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

Selectica, Inc.

SELECTICA, INC.

Reconciliation of GAAP to Non-GAAP Net Income (loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
GAAP net loss	(17,816)	(5,423)	(20,112)	(8,003)
Non-GAAP adjustments:
Litigation settlement	16,118	—	16,118	—
Restructuring	572	—	662	—
Professional fees related to stock option investigation	1,313	—	3,164	—

Non-GAAP net income (loss)	$187	$(5,423)	$(168)	$(8,003)

Basic and diluted non-GAAP net income (loss) per share	$0.01	$(0.18)	$(0.01)	$(0.26)

Weighted average shares outstanding for basic and diluted non-GAAP net income (loss) per share	28,407	30,552	28,407	30,997

	Quarter Ending December 31, 2007
	(Forward-Looking)
	Low-end range	High-end range
GAAP net loss per diluted share	$(0.01)	$0.00
Non-GAAP adjustments:
Restructuring	$0.01	$0.01

Non-GAAP net income per diluted share	$0.00	$0.01

Selectica, Inc.

SELECTICA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2007	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$15,949	$30,165
Short-term investments	35,883	27,285
Accounts receivable	2,000	1,778
Prepaid expenses and other current assets	823	567

Total current assets	54,655	59,795
Property and equipment, net	1,934	1,992
Intangible assets	205	309
Other assets	643	531
Long-term investments	—	1,009

Total assets	$57,437	$63,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,532	$3,014
Accrued payroll and related liabilities	916	920
Other accrued liabilities	14,192	4,367
Deferred revenue	2,244	2,251

Total current liabilities	19,884	10,552

Other long term liabilities	7,377	3,171

Stockholders’ equity	30,176	49,913

Total liabilities and stockholders’ equity	$57,437	$63,636

Selectica, Inc.

SELECTICA, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	September 30, 2007	September 30, 2006
Cash flows from operating activities:
Net loss	$(20,112)	$(8,003)
Adjustments:
Depreciation	228	285
Amortization	104	104
Gain on disposals of property and equipment	(90)	(33)
Stock based compensation	346	888
Changes in assets and liabilities:
Accounts receivables	(222)	1,558
Prepaid expenses and other current assets	(256)	823
Other assets	(112)	(52)
Accounts payable	(482)	(919)
Accrued payroll and related liabilities	(4)	(170)
Other accrued liabilities and long term liabilities	14,031	(79)
Deferred revenue	(7)	903

Net cash provided by operating activities	(6,576)	(4,695)

Cash flows from investing activities:
Purchase of capital assets	(81)	(207)
Proceeds from sale of fixed assets	6	33
Proceeds and investment in restricted investments	—
Purchase of short-term investments	(42,964)	(16,624)
Purchase of long term investments	—	(168)
Proceeds from maturities of short-term investments	34,390	30,022
Proceeds from maturities of long-term investments	1,009

Net cash used in investing activities	(7,640)	13,056

Cash flows from financing activities:
Purchase of treasury stock	—	(4,397)
Proceeds from issuance of common stock	—	148

Net cash provided by (used in) financing activities	—	(4,249)

Net decrease in cash and cash equivalents	(14,216)	4,112
Cash and cash equivalents, beginning of period	30,165	12,628

Cash and cash equivalents, end of period	$15,949	$16,740